CITY NATIONAL ROCHDALE, LLC

CITY NATIONAL ROCHDALE FUNDS

CODE OF ETHICS

ADOPTED UNDER

RULE 17J-l UNDER THE INVESTMENT COMPANY ACT OF 1940
AND RULE 204A-1 UNDER THE INVESTMENT ADVISERS ACT OF 1940

November 20, 2019

TABLE OF CONTENT

I.	INTRODUCTION	3
II.	DEFINITIONS	4
III.	STANDARDS OF CONDUCT & FIDUCIARY DUTY	6
IV.	GIFTS & BUSINESS ENTERTAINMENT	8
V.	INSIDER TRADING	10
VI.	CONFIDENTIAL INFORMATION	13
VII.	SERVICE ON BOARDS & OTHER OUTSIDE ACTIVITIES	16
VIII.	PERSONAL SECURITIES TRADING	17
IX.	REPORTING VIOLATIONS & REMEDIAL ACTIONS	25
X.	PERSONAL TRADING VIOLATIONS	26
XI.	LATE AFFIRMATIONS	28
XII.	INTERPRETATIONS & EXCEPTIONS	29
XIII.	CERTIFICATE OF RECEIPT & COMPLIANCE	30
XIV.	OTHER BUSINESS CONDUCT	31
XV.	COMPLIANCE TRAINING	34
XVI.	CODE OF ETHICS COMMITTEE	35
XVII.	CNR FUNDS SUBJECT TO THIS CODE	36
XVIII.	FUND TRUSTEE & OFFICER REPORTING	37
XIX.	CONTACT INFORMATION	38

I.	INTRODUCTION

As an investment advisor, City National Rochdale, LLC (“CNR” or the “Firm”) stands in a position of trust with respect to our clients. Accordingly, all CNR Supervised Persons have a fiduciary duty and must always place the interests of our clients before the interests of the Firm and those of our Supervised Persons.1

CNR expects each of its Supervised Persons to act with integrity, honesty and professionalism. To provide general guidance to Supervised Persons, CNR requires each employee, officer and representative to comply with the principles and standards of conduct contained in the CNR Code of Ethics (the “Code”), which may be revised from time to time.

This Code supersedes any prior code of ethics or policies but should be read in conjunction with the firm’s Policies and Procedures along with the CNR Compliance Manual. Any violation of this Code by any employee may result in disciplinary action, up to and including termination, depending on the severity of the infraction.

Each Supervised Person is responsible for reading, understanding and consenting to comply with the policies contained in this document. The Code will be reviewed on a periodic basis and any material changes to either regulatory or firm policies will result in the distribution of the updated Code to all Supervised Persons. Each Supervised Person must retain a copy of this Code or have access to the Code through the Schwab Compliance Technologies system (“SCT”).

Conduct of CNR Supervised Persons may be governed by other Codes of Ethics, including those of affiliated firms. This Code will supersede any other code to which a Supervised Person may be subject. If a Supervised Person is in doubt as to which Code governs, he or she should consult with the CNR CCO.

A written code cannot address every possible situation that may arise in the context of business relationships and the provisions of the Code are not all-inclusive. This Code is intended to serve as a guide for all CNR Supervised Persons with regards to their business conduct. Thus, each Supervised Person is required to recognize and respond appropriately to specific situations as they arise. In those situations where a Supervised Person may be uncertain as to the intent or purpose of the Code, he or she is advised to consult with the CCO, who may grant exceptions to certain provisions contained in the Code in those situations where it is clear that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the detriment of the Supervised Person’s interest.

Various affirmations and required certifications are completed and maintained via the Schwab Compliance Technologies (“SCT”) system.

[1]	Capitalized terms used herein are defined in the “Definitions” section II of this Code of Ethics.

II.	DEFINITIONS
A.	“Access Person” refers to:
•	any Supervised Person that has access to nonpublic information regarding any clients’ purchase or sale of securities (or nonpublic information regarding the portfolio holdings of any Reportable Fund), or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Certain individuals, such as outside directors, may be deemed non-Access Persons if designated as such by the CCO;
•	each employee of the City National Rochdale open- and closed-end funds (the “Funds”) (or of any company in a control relationship to the Funds) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any series of the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales;
•	each officer, director or general partner of each adviser or affiliated sub-adviser to the Funds and any employee of any such adviser or affiliated sub-adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;
•	each director, officer or general partner of any principal underwriter for the Funds, but only where such person in the ordinary course makes, participates in, or obtains information regarding the purchase or sale of securities by any Fund, or whose functions relate to the making of recommendations regarding the purchase or sale of securities to any Fund; or
•	any natural person in a control relationship with the Funds, the Funds’ adviser or any of the Funds’ sub-advisers who obtains information concerning recommendations made to any Fund with regard to the purchase or sale of a security. Trustees of the Funds are not considered access persons.
B.	“Affiliated Fund” means any series of the Funds and any other Investment Company or alternative product investment adviser or principal underwriter of which controls, is controlled by or is under common control with CNR.
C.	“Beneficial Ownership” of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power.
D.	“"Chief Compliance Officer”" or “"CCO”" means any individual designated by CNR or any affiliate to be a chief compliance officer.

E.	“Client” means any natural persons or business entities (including an Affiliated Fund and/or Funds) for which CNR serves as investment adviser.
F.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting security is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.
G.	“Closed-End Fund” or “Closed-end Investment” means a portfolio of pooled assets that raises a fixed amount of capital through an initial public offering (IPO) and then lists shares for trade on a stock exchange. Like a mutual fund, a closed-end fund has a professional manager overseeing the portfolio and actively buying and selling holding assets. An exchange-traded fund trades like equity, as its price fluctuates throughout the trading day.
H.	“"Covered Security”" shall mean a Security as defined herein except that it shall not include:
•	Direct obligations of the government of the United States, such as U.S.
•	Treasury bonds;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds (including shares of affiliated money market funds);
•	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds, such as variable insurance products; and
•	Shares issued by open-end funds, such as open-end mutual funds, other than Affiliated Funds. Note that this exception only extends to open-end funds registered in the United States and does not include transactions and holdings in shares of both affiliated and unaffiliated closed-end funds, nor in offshore funds. These latter categories are both Reportable Funds. Exchange traded funds and exchange traded notes are also considered Covered Securities.
I.	“Fund Board Member” or “Fund Officer” means any member of a Fund’s Board of Directors or Officer of a Fund including closed end funds.
J.	“Independent Trustee” means a Trustee of the Funds who is not an “interested person” of the Funds within the meaning of Section 2(a)(19) of the 1940 Act.
K.	“Investment Persons” is an Access Person that is also a portfolio manager or equity analyst of a CNR Mutual Fund.
L.	“Initial Public Offering” means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

M.	“"Limited Offering”" or “Private Placement” means a hedge fund, private equity fund, or venture capital fund investments or generally investments in Securities of a private company including an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.
N.	“Open-end Mutual Fund” means a diversified portfolio of pooled investor money that can issue an unlimited number of shares. The fund sponsor sells shares directly to investors and redeems them as well. These shares are priced daily, based on their current net asset value (NAV). Some mutual funds, hedge funds, and exchange-traded funds (ETFs) are types of open-end funds.
O.	“Pecuniary Interest” interest in any class of equity securities mean “the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.”
P.	“Reportable Fund” means any open-end fund, advised by CNR.
Q.	“Security” shall mean any note, stock, treasury stock, shares issued by registered open- end investment companies, exchange traded funds, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.
R.	“Supervised Person” means any employee, director, officer, general partner, and may be registered and unregistered personnel of CNR.

III.	STANDARDS OF CONDUCT & FIDUCIARY DUTY

This Code is based on the principle that Supervised Persons have a fiduciary duty to the Firm’s Clients. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients.

This Code is intended to comply with the various provisions of the Investment Advisers Act of 1940 (the “Advisers Act”) and the Investment Company Act of 1940 (the “Investment Company Act”) and also requires that all Supervised Persons comply with federal securities laws, including the Advisers Act, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Pursuant to Section 206 of the Advisers Act and Rule 17j-1(b) of the Investment Company Act, both CNR and its Supervised Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that CNR has an affirmative duty to act solely in the best interests of our Clients including the Funds’ shareholders. At all times Supervised Persons, you must:

1.	Place the interests of our Clients first. In other words, as a fiduciary you must avoid serving your own personal interests ahead of the interests of our Clients. You may not cause a Client to take action, or not to take action, for your personal benefit rather than the benefit of the Client.
2.	Always be honest and loyal to our Clients. CNR and its Supervised Persons owe a duty of loyalty to Clients and to always act in good faith, place our Clients’ interests first and foremost and make full and fair disclosure of all material facts including conflicts of interest. Our Firm also has a duty to ensure that investment advice is suitable to each Client’s individual and unique goals, objectives, needs and circumstances.
3.	Conduct all of your personal securities trading activity in compliance with this Code. You must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code.
4.	Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, gifts or gratuities from persons seeking business with CNR directly or on behalf of a Client could call into question the independence of your business judgment. Accordingly, you must comply with the policies and procedures set forth in this Code.

This Code is adopted pursuant to the requirements of Rule 204A-1 under the Advisers Act which is applicable to all registered investment advisors, and Section 204A of the Advisers Act that requires registered investment advisors to adopt procedures reasonably designed to prevent the misuse of material, nonpublic information. In addition, CNR is subject to Rule l7j-l under the Investment Company Act, which specifically mandates that Access Persons may not, in connection with the purchase or sale, directly or indirectly, by such Access Person of a security held or that is being or has been considered for purchase or sale by CNR for its Clients:

1.	Employ any device, scheme or artifice to defraud CNR’s Clients;
2.	Make any untrue or misleading statements of a material fact to CNR’s Clients or omit to state a material fact necessary to make an investment decision;
3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on CNR’s Clients;
4.	Engage in any manipulative practice with respect to CNR’s Clients.

IV.	GIFTS & BUSINESS ENTERTAINMENT

GIFTS:

City National Rochdale is committed to the highest standards of business conduct. CNR Supervised Persons must always act in the client’s best interest and protect the integrity of CNR. Giving or accepting gifts, gratuities or entertainment in connection with your employment can raise questions about your impartiality and ethical values.

In order to reduce the possibility of an actual or apparent conflict of interest, CNR employees should not accept inappropriate gifts, gratuities, entertainment, special accommodations, or other things of material value that could influence your decision-making or suggest or give the appearance that you are beholden to any particular person or firm. Similarly, you should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel indebted to a CNR employee or CNR as a firm. The following are the Firm’s specific policies regarding Gifts and Entertainment.

Supervised Persons should conduct themselves in such a manner as to avoid potentially embarrassing situations when giving or receiving gifts and/or business entertainment. Each individual should understand what constitutes an appropriate gift or entertainment as well as the bounds of law and reasonable propriety. When in doubt, contact the CCO.

If Supervised Persons are offered gifts, gratuities or other favors, they should simply ask themselves three questions:

1.	Is the giver attempting to influence my judgment?
2.	Would an outsider think so?
3.	If I accept this gift, will I feel indebted or obligated in some way to the giver?

By refusing inappropriate inducements of any kind, Supervised Persons will be preserving their good name, the reputation of CNR, and our Clients’ financial welfare.

Supervised Persons may not accept or give any gift, gratuity or anything of more than nominal value ($100) from any person or entity that does business or desires to do business with CNR directly or on behalf of a Client, including current and prospective CNR clients. You may accept gifts from a single giver so long as the aggregate annual value does not exceed $100 in a 12 month calendar year period.

Exceptions to the gift limit may be made by the CCO or their designee. Supervised Persons should request exceptions for circumstances in which the employee has a personal relationship with a third party and would like to provide a gift to commemorate a “life event” such as a wedding, birth of a child, Graduation, etc.

In order to receive the “life event” exemption a Supervised Person must pay for the gift entirely and cannot be reimbursed by the firm for the gift. The gift amount may exceed the $100 gift limit but cannot be excessive. A life event gift must be disclosed as such in the Schwab Compliance Technologies system.

Supervised Persons are prohibited from giving or providing any gift, including a personal gift, to any official of an ERISA Qualified Pension Plan/Funds or other public investment funds without the express prior approval of the CCO.

Supervised Persons should not give any gift, gratuity or thing of value, or provide business entertainment that could be construed as excessive in value with the intent or purpose of influencing a third party’s business relationship with CNR.

Gift Reporting

Supervised Persons will certify at least annually that they understand and have abided by this section of the Code.

Access Persons must report any gifts they have given or received to the CCO or their designee via the Schwab Compliance Technologies system. Access Persons are required to report any gifts prior to completing their quarterly gift affirmation, which requires them to affirm that they have disclosed all of their gifts given or received for the quarter in Schwab Compliance Technologies.

Gift Reporting must include the name(s) of the giver, the date, the organization of the giver, a description of the gift, and the value or estimated value of the gift. Compliance pre-approval of a gift is not required.

BUSINESS ENTERTAINMENT

Supervised Persons may attend business meals, sporting events and other entertainment events at the expense of a giver (or at the expense of CNR), so long as the expense is reasonable and both you and the giver are present, and the events are not excessively frequent. The acceptance of tickets to any event where the giver does not attend is considered a gift which is subject to the $100 annual gift limit, rather than a business entertainment event.

V.	INSIDER TRADING

These procedures are intended to prevent the use of material, nonpublic information by Supervised Persons and to prevent, detect and correct any violations of the prohibition on insider trading. CNR strictly prohibits Supervised Persons from placing personal trades or trading for client accounts while in possession of material, nonpublic information. In addition, all Supervised Persons are prohibited from sharing or the tipping of nonpublic information.

A.	Overview

Insider trading is based on a simple, well-established principle: if you receive material, nonpublic information about a public company from any source, you are prohibited from discussing, trading or acting in any way on that information.

Under the Advisers Act, the SEC may sue any person (or any person who controls or supervises such person) who trades while in possession of “material, nonpublic information” or who communicates or “tips” such information. Trading securities of any company while in possession of material, nonpublic information about that company is prohibited by the securities laws of the United States and Firm policy. Under insider trading laws, a person or company that illegally trades in securities of a company while in possession of material, nonpublic information about that company may be subject to severe sanctions, including civil penalties, fines and imprisonment.

The rules contained in this Code apply to securities trading and information handled by Supervised Persons of CNR. The law regarding insider trading is complicated and continuously developing. Individuals may be uncertain about the application of insider trading rules in some circumstances and any questions about insider trading rules should be directed to the CCO. You must notify the CCO immediately if you have any reason to believe that insider trading has occurred or is about to occur.

B.	Policy on Insider Trading

No person to whom these procedures apply may trade, either personally or on behalf of others (such as Client accounts managed by CNR), while in possession of material, nonpublic information, nor may any Supervised Person communicate material, nonpublic information to others.

1.	Who is an Insider?

Corporate insiders who possess material, nonpublic information about a corporation may be required either to disclose that information to the investing public or to refrain from passing such information along to others, trading in or recommending the purchase or sale of the corporation’s securities. Similarly, as a general rule, those to whom corporate insiders “tip” material, nonpublic information must refrain from passing such information along to others, trading in or recommending the corporation’s securities. In addition, under most circumstances, tipping or trading on material, nonpublic information about a tender offer may violate the rules of the SEC. Tipping may include spreading rumors about potential tender offers. For example, personnel may not pass along a rumor regarding a tender offer to anyone because we never know who will or will not trade on the information or further spread the rumor if the rumor emanated, directly or indirectly, from someone connected with the target firm, the offering firm, or their respective officers, directors, partners, employees or persons acting on their behalf, even if such information was inadvertently communicated

2.	What is Material Information?

The question of whether information is material is not always easily resolved. Generally, the courts have held that a fact is material if there is substantial likelihood that a reasonable investor would consider the information “important” in making an investment decision. As such, material information would include information which would likely affect the market price of any securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. Examples of material information may include the following:

•	Dividend increases or decreases
•	Earnings information or estimates
•	Changes in earnings information or estimates previously released by a company
•	Expansion or curtailment of operations
•	Increases or declines in orders
•	Merger, acquisition or divestiture proposals or agreements
•	New products or discoveries
•	Borrowings
•	Litigation
•	Liquidity issues
•	Extraordinary management developments
•	Purchase or sale of substantial assets
•	Capital restructuring, such as exchange offers
•	Block and/or Restricted Securities transactions

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may in some contexts be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material, nonpublic information” relates not only to issuers but also to CNR’s securities recommendations and Client securities holdings and transactions.

3.	What is Nonpublic Information?

Information is “nonpublic” if it has not been disclosed generally to the investing public. Information is made public if it has been broadly disseminated and made available to the general public by publication in the newspapers or other media or if it has been the subject of a press release addressing the general investing public. However, information is not necessarily made public merely because such information is communicated through rumors or other unofficial statements in the marketplace.

4.	Identifying Inside Information

Before executing any trade for yourself or others, including private accounts managed by CNR, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Prior to taking any action, report the information and proposed trade immediately to the CCO;
•	Do not purchase or sell the securities on behalf of yourself or others, including private accounts managed by the Firm;
•	Do not communicate the information inside or outside the Firm, other than to the CCO; and
•	After the CCO has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with the CCO before taking any action or engaging in any transaction which inside information may have been provided.

This degree of caution will protect you, our Clients, and the Firm.

The Firm shall use the following reviews and procedures to detect any possible trading on inside information:

•	Review of trading activity in Client accounts;
•	Investigation of any circumstances about any possible receipt, trading or other use of inside information.

Supervised Persons will certify annually that they understand and have adhered to the Insider Trading policy.

VI.	CONFIDENTIAL INFORMATION
A.	General

In the course of investment advisory activities at CNR, the Firm gains access to nonpublic information about its Clients. Such information may include personal financial and account information, the allocation of assets in a Client portfolio, the composition of investments in any Client portfolio, information relating to services performed for or transactions entered into on behalf of Clients, advice provided by CNR to Clients, and data or analyses derived from such nonpublic personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to CNR’s current or former Clients, is subject to CNR’s policies and procedures and City National Bank’s Policy regarding the handling of Confidential Information. With regards to the confidentiality of Client

Information, CNR Supervised Persons must always choose to maintain confidentiality and when unsure seek clarification from their immediate supervisor or the CCO.

All Supervised Persons must safeguard confidential information about Clients, potential Clients, and their accounts (including profit data, credit information, financial condition, and business transactions). In particular:

•	Caution and discretion are required even when discussing and the sharing of confidential client information even within CNR. Such matters should not be discussed among Supervised Persons unless there is a valid business reason (e.g., a “need to know”) for doing so. All information regarding CNR’s Clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm’s policy and/or the Client’s direction. Information should only be shared as necessary to provide service that the Client requested or authorized, or to maintain and service the Client’s account.
•	CNR will generally require that financial intermediaries, agents or other service providers utilized by CNR (such as broker-dealers, back office service providers or sub-advisors) have in place substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by CNR only for the performance of the specific service requested by CNR.
•	Requests for information or references regarding current or former Clients and Supervised Persons should be referred to the CCO.
•	The disclosure of information concerning a potential, current or former Client is permitted only when it complies with applicable federal or state laws.
•	Inquiries for confidential information by tax authorities, law enforcement agencies, regulatory authorities, attorneys, or private parties shall not be responded to unless CNR has received either written consent of the individual, or the appropriate court order or subpoena, and release has been authorized under normal operational procedures. All Supervised Persons are required to inform their manager and the CCO in the event that they receive such a request.

•	Supervised Persons should avoid any discussion of confidential information or Client relationships in public places.
•	All Supervised Persons are prohibited while employed with CNR or after their employment with CNR is terminated, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above.
•	Any Supervised Person who violates the non-disclosure policy described above will be subject to disciplinary action up to and including termination depending on the severity of the infraction, whether or not he or she benefited from the disclosed information.

B.	CNR Proprietary Information

CNR provides its Supervised Persons with access to its physical resources, electronic media and proprietary information, as well as technology developed or used by CNR. Supervised Persons are responsible for the proper use of CNR’s physical resources, electronic media, proprietary information and technology. Accordingly, Supervised Persons may not disseminate, sell or otherwise use CNR’s physical resources, electronic media, proprietary information or technology for their personal benefit or for the benefit of a third party. CNR’s resources and electronic media may be used only for those activities that are directly related to CNR’s business or that has been approved in advance.

Supervised Persons should be aware that any product, program, or writing developed or produced by CNR’s Supervised Persons during job time, by using CNR’s facilities, or as a result of performing their job responsibilities, is the property of CNR.

Supervised Persons should take appropriate steps to protect all of CNR’s proprietary interests while employed by CNR. Further, copying any records for any purpose other than a necessary job-related activity is strictly prohibited. No CNR records, information, or copies thereof may be retained by an employee following termination of employment.

C.	Third Party Proprietary Information

Supervised Persons are responsible for using the patented, copyrighted, or other proprietary material or information (including software) of a third party in compliance with applicable provisions of any contract between CNR and the third party. CNR, as well as individual Supervised Persons, may be held liable for both civil damages and criminal penalties for copyright, trademark, or patent infringement and for any other illegal or improper use of another’s property. Supervised Persons should also be aware that other uses of third party materials or information, such as the duplication of computer software and the downloading of data from information retrieval services (databases), may also require the owner’s permission. Thus, Supervised Persons may not use CNR’s technology resources to copy, retrieve, forward or send copyrighted materials unless the employee has the author’s permission. Supervised Persons are encouraged to consult their immediate supervisors or the CCO regarding the photocopying, duplication, reproduction, data downloading, or other use of proprietary material or information owned by a third party.

D.	Security of Confidential Personal Information

CNR enforces the following policies and procedures to protect the security of Confidential Client Information:

•	CNR restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide CNR’s services to Clients;
•	Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;
•	All electronic or computer files containing any Confidential Client Information shall be firewall protected from access by unauthorized persons;
•	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations; and
•	Confidential information to be destroyed must be disposed in a manner to reasonably safeguard any confidential information.

VII.	SERVICE ON BOARDS & OTHER OUTSIDE ACTIVITIES

Supervised Persons are not permitted to engage in any outside activity that interferes with their duties to City National Bank (“CNB”) and CNR or creates the appearance of, or potential for, a conflict of interest.

Current information regarding our Supervised Persons is crucial to CNR’s overall supervisory effort. To help maintain current information and ensure awareness of all information regarding Supervised Persons, CNR requires each employee to disclose to the Firm (and maintain current) any Outside Business Activities and any service on an outside board of directors. Either activity will be disclosed as an Outside Business Activity via SCT.

A.	Service on a Board of Directors

Supervised Persons cannot serve on a board of directors outside the firm for a private company, public company or nonprofit unless they first receive approval from the CCO or their designee.

All requests for approval to serve on an outside board of directors must be submitted through SCT as an Outside Business Activity disclosure. Supervised Persons will be notified via email if their request is approved, denied or if more information is required.

Supervised Persons will certify annually regarding their outside service as board members and outside business activities.

Supervised Persons will be notified via email if their request is approved or denied.

Any Supervised Person who engages in such approved activity or business, should limit such business or activities away from CNR’s office.

VIII.	PERSONAL SECURITIES TRADING

A.	Trading in General

Each Supervised Person is expected to devote his or her workdays to serving the interests of Clients and CNR. All Supervised Persons are required to follow the reporting procedures below as applicable.

All Access Persons shall disclose to CNR information on any Beneficial Ownership of Covered Securities or other investments that may have an effect on the ability to make unbiased and objective recommendations. The CCO or delegate will review personal trading reports of Access Persons to determine if any violations of this policy have occurred.

B.	Beneficial Ownership

An Access Person has Beneficial Ownership of Securities if such Access Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect “Pecuniary Interest” in such Securities. A Pecuniary Interest exists if such Access Person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. An Access Person has an indirect pecuniary interest, and thus Beneficial Ownership, in these examples:

•	Securities held by members of an Access Person’s immediate family sharing the same household.
•	Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.
•	An Access Person’s proportionate interests as a general partner in Securities held by a general or limited partnership.
•	An Access Person’s interests as a manager-member in the Securities held by a limited liability company.

Access Persons do not have an indirect pecuniary interest in the Securities held by a corporation or similar entity in which they own securities if such Access Person is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

The following circumstances constitute Beneficial Ownership of Securities held in a trust:

•	If an Access Person is a trustee of the trust and either the Access Person or family member has a pecuniary interest in any of the trust’s Securities.
•	If an Access Person is a beneficiary of a trust and such Access Person (a) shares investment control with the trustee with respect to a trust Security, (b) has investment control with respect to trust Securities without consultation with the trustee, or (c) has investment discretion of a retirement plan, such as a 401(k) or other participant-directed employee benefit plan.

•	If an Access Person is a settlor of a trust and reserves the right to revoke the trust without the consent of another person; provided, however, if the settlor does not exercise or share investment control over Securities held by the trust, the trust holdings and transactions shall be attributed to the trust instead of the Access Person.

C.	Managed Accounts

Transactions in managed accounts are exempt from pre-clearance and reporting requirements. The firm reserves the right to evaluate whether an account is managed and not subject to an employee’s influence or control

D.	Managing Accounts Away from the Firm

Managing an account away from the firm is when a Supervised Persons provides investment advisory services, investment analysis, investment advice, directs trades or make investment recommendations to individuals external to their employment with CNR whether the Supervised Person is compensated for their services or not.

All Supervised Persons are prohibited from:

•	Sharing investment accounts / brokerage accounts with clients
•	Providing investment advice and or securities recommendations to non CNR clients
•	Providing investment advice or securities recommendations to non-profit entities that are not CNR clients.
•	Having investment discretion over investment accounts or brokerage accounts for anyone other than immediate family members unless they have received approval from the CCO.

E.	Employee Trading

Every Access Person shall provide initial and annual holdings reports and quarterly transaction certifications to the CCO or their designee. In lieu of providing transaction reports with personal securities transaction information to the CCO, Access Persons are required to arrange for their brokerage firm(s) to send duplicate brokerage account confirmations and statements to the CCO, or to maintain their accounts with a brokerage firm from which SCT receives regular data files for Access Persons’ personal account information.

CNR shall make and keep records relating to employee trading and review of trading, as set out in its recordkeeping policy.

1.	Initial & Annual Holdings Reports

Every new Access Person must report their holdings in reportable securities as defined in this Code to the CNR CCO or their designee no later than ten (10) days after becoming an Access Person. The following information is required:

i.	The title and type of security, ticker symbol or CUSIP number as appropriate, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership when they became an Access Person;
ii.	The name of any broker, dealer or bank in which any Reportable Securities were held for the Beneficial Ownership of the Access Person as of the date the person became an Access Person; and
iii.	The date that the report is submitted.

Annually thereafter, each Access Person must submit a holdings report that includes the above-specified information. The report must be current as of a date no more than forty-five (45) days before the report is submitted. The form used to report initial and annual personal holdings is completed through the Schwab Compliance Technologies system.

2.	Quarterly Transaction Reports

Every Access Person must certify electronically to the CCO or their designee no later than thirty (30) days after the end of the calendar quarter, the following information:

i.	With respect to any transaction during the quarter, in a Covered Security in which the Access Person had any Beneficial Ownership:
a.	The date of the transaction, the title, ticker symbol or CUSIP as appropriate, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
c.	The price of the Covered Security at which the transaction was effected;
d.	The name of the broker, dealer or bank with or through which the transaction was effected; and
e.	The date that the report is submitted by the Access Person.
ii.	With respect to any account established by the Access Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person:
a.	The name of the broker, dealer or bank with which the Access Person established the account; and
b.	The date that the report is submitted by the Access Person.
iii.	If an Access Person instructs all broker-dealers, who hold Covered Securities in which such Access Person has Beneficial Ownership, to provide duplicate account statements required under the above section to the CCO within the time period required for a Quarterly Transaction Report (i.e., within 30 days after the end of the applicable calendar quarter) and provides the information required above, then such Access Person need only represent on the Quarterly Transaction Report:

a.	That he/she has directed all broker-dealers who hold any Covered Securities in which such Access Person has Beneficial Ownership to send duplicate confirmations and account statements to the CCO;
b.	The form of such confirmations, account statements or records provided to CNR contains all the information required in a Quarterly Transaction Report; and
c.	With respect to any account established during the applicable quarter in which the Access Person has Beneficial Ownership in Covered Securities, the information provided in accordance with the above section is true and accurate.

It is the obligation of each Access Person relying on Item (iii) to ensure compliance with its requirements. The quarterly transaction report is completed and maintained in SCT.

F.	Pre-Clearance Required to Participate in Private Securities Transactions or Limited Offerings; No Initial Public Offering Participation

No Supervised Person shall acquire Beneficial Ownership in any private security, a limited offering or private placement for his or her account without the prior written approval of the CCO or their designee who has been provided with the full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised Person’s activities on behalf of a Client) and, if approved, may be subject to ongoing monitoring for possible future conflicts of interest. Supervised Persons will submit a completed Personal Securities Transaction Disclosure form through SCT. In addition, Supervised Persons are not allowed to acquire any Beneficial Ownership in an Initial Public Offering (IPO).

G.	Special Pre-Clearance Procedures for Privately Negotiated Personal Securities Trades; “Off-the-Market” Trades to Purchase or Sell a Covered Security.

Any personal security trade in an “off-the-market” transaction must be pre-approved by the CNR CCO, the Head of CNB Wealth Management and the CNB Wealth Management CCO PRIOR to the Access Person committing to the transaction.

To begin the approval process for an off-the-market transaction, the Access Person must provide the CNR CCO with a summary explaining how the Access Person became aware of the investment opportunity. If the investment opportunity was presented by a company insider or came from a client, that fact must be disclosed in the approval process.

The Access Person shall provide the CNR CCO with an attestation that he/she is not acting on company inside information, or on the basis of material non-public information about the issuer of the Covered Security (Rule 10b5-l of the Exchange Act of 1934) and that all information provided to the CNR CCO is factually accurate.

The CNR CCO shall determine if any CNR clients own the security.

If clients own the same security that the Access Person wishes to privately negotiate, the CNR CCO shall determine if the investment opportunity was first presented to the clients’ Portfolio Manager(s) to determine if the clients should participate in the investment opportunity before the Access Person. If a Portfolio Manager wishes to participate in the investment opportunity for client accounts, those transactions must be executed first, before accommodating the Access Person’s personal securities transaction.

If the CNR CCO approves the Access Person’s personal securities transaction, the CNR CCO must present the Access Person’s request to the Head of CNB Wealth Management and the CNB Wealth Management CCO for final approval.

If approved by the CNR CCO, the Head of CNB Wealth Management and the CNB Wealth Management CCO, the CNR CCO shall communicate the approval to the Access Person and maintain all approvals, attestations and related records regarding the transaction’s approval.

H.	Personal Trading Prohibitions and Restrictions
1.	Blackout Period for Royal Bank of Canada Securities (ticker “RY”). Unless a Supervised Person has been contacted directly by Royal Bank of Canada, no City National Rochdale Supervised Persons will be subject to Royal Bank of Canada’s trading blackout period.
2.	Ban on Excessive Trading of Affiliated Funds Access Persons are prohibited from engaging in excessive trading of any of the Affiliated Funds in any accounts in which they have Beneficial Ownership. Excessive trading, such as frequent patterns of exchanges occurring within several months, could involve actual or potential harm to the funds’ shareholders.
3.	Exceptions to Ban on Excessive Trading of Affiliated Funds Any shares of Affiliated Funds purchased through an automated reinvestment plan (e.g., a dividend reinvestment plan) and redemption of shares from such plans shall not be deemed to be in violation of the ban on excessive trading of Affiliated Funds. All money market fund trades are exempt from the Excessive Trading ban including affiliated money market funds.
4.	Ban on Short-Term Trading Profits Access Persons are expected to refrain from trading for short term profits. To discourage such trading, all profits realized from transactions of Covered Securities within a period of thirty (30) days from the date of the Access Person’s opening transaction in that security (e.g., the most recent acquisition in the case of a sale, the opening of a short position in the case of a cover transaction), shall be reviewed by the CCO or their designee to determine if an exception occurred. Access Persons may have to disgorge short- term trading profits. Realized long-term profits (i.e., profits realized from the sale of a Covered Security held for greater than 30 days) are excluded from this ban on short-term profits.

5.	Exceptions to Ban on Short-Term Trading Profits The following are exceptions to the Ban on Short-Term Trading Profits:
•	Covered Securities purchased through an automated reinvestment plan (e.g., a dividend reinvestment plan) and redemption of shares from such plans shall not deemed to be in violation of the ban on short-term trading profits.
•	A Covered Securities trade in which the closing transaction results in a loss is not subject to the 30 day holding period. However, if the closing trade results in a gain the transaction will be treated as a personal trading violation.
•	Exchange Traded Funds (“ETF”) and Exchange Traded Notes (“ETN”) are not subject to any holding period and are excluded from the ban on short-term trading profits.
•	All money market fund trades (including affiliated money market funds) are exempt from the Short-Term Trading policy.
6.	Quarterly Trading Limit All Access Persons are limited to forty (40) personal transactions in covered securities per calendar quarter. This includes all accounts in which an Access Person has beneficial ownership. Affiliated money market fund trades and automated reinvestment plans are not included in the 40 transactions.
7.	Black-Out Period for “Investment Persons” Investment Persons are prohibited from executing personal trades in the same security or a derivative of that security as a trade placed for a CNR Mutual Fund during the designated black-out period.

The designated black-out period is seven (7) trading days before any trade in a CNR Mutual Fund and three (3) trading days after any trade in a CNR Mutual Fund. If a personal trade occurs within seven days before a fund trade, the CCO will review the trade to determine if the Investment Person knew of the pending fund trade; if he or she did not, the Investment Person will not be required to disgorge profits.

I.	Procedures Regarding Personal Trading
1.	Pre-Clearance Preclearance is intended to protect both CNR and its Access Persons from even the appearance of impropriety with respect to any personal securities transactions. All personal securities trades involving Covered Securities by Access Persons must receive pre-clearance approval before the trade can be executed. Pre-clearance requests must be submitted electronically and approved prior to effecting a personal securities transaction. If you have any doubt as to whether the pre-clearance requirement applies to a particular security through SCT, please check with the CNR CCO before entering into that transaction. CNR requires the electronic pre-clearance of:

a.	Purchases and sales of all Covered Securities (including shares of Affiliated Mutual Funds) that will be held in an Access Person’s personal account. Affiliated Money Market Funds are exempt from the pre-clearance requirement; and
b.	Purchases and sales of all personal securities transactions and/or Limited Offerings that are or will be Beneficially Owned by an Access Person.
c.	Purchases and sales of covered securities that are managed by a third party in which the Access Person does not have investment discretion and cannot direct or influence trades for the account, are not subject to the pre-clearance requirement.

The pre-clearance requirement is satisfied by submitting a pre-clearance request electronically through SCT and receiving approval of the request. CNR will treat the pre- clearance process as Confidential and will not disclose this information except as required by law or for appropriate business purposes, and Access Persons must do the same with respect to approvals or denials of any request for pre-clearance.

By submitting a pre-clearance each Access Person is affirming that he or she is not in receipt of any material, nonpublic information (i.e., “inside information”) regarding that security when a pre-clearance is submitted for approval. A pre-clearance request is not automatically granted for every trade.

Approval of a trade in an Access Person’s Personal Account means that, to the best of the Access Person’s and approver’s knowledge:

a.	The security has not been considered for either a buy or sell program by any Affiliated Fund(s) and the Access Person has not placed a trade in the same security for a Client(s) account(s) and has not executed a trade in the same security for his or her personal account(s) up to two (2) trading days prior to executing a the trade for an Affiliated Fund or Client account.
b.	The security is not in the process of being purchased or sold for an Affiliated Fund or Client account.

2.	Execution of Trades A pre-clearance request must be approved prior to an Access Person initiating a transaction and the trade must be executed on the same day that approval is granted. If for some reason an Access Person cannot place an order or initiate a trade on that date, or the trade cannot be executed on that date, a new pre-clearance request must be submitted and approval received prior to executing the trade. “Same day trading authorization” means:
a.	If a pre-clearance request is approved when the principal market in which the security trades is open, the pre-clearance is in effect for the remainder of that trading day.
b.	If a pre-clearance is approved when the principal market in which that security trades is closed, the pre-clearance is effective for the next trading day.

c.	Access Persons will be notified via email if their pre-clearance is approved or denied. If the pre-clearance is denied the reason it was denied can be found in the comment log on the pre-clearance request.

3.	Restricted List Certain transactions in which the Firm engages or other circumstances may require, for either business or legal reasons that any Client Accounts or personal trading accounts held by Access Persons do not trade in certain securities for specified periods. A security may be designated as “restricted” if CNR initiates a buy or sell program for a CNR Equity Fund or if the Firm is involved in a transaction that places limits on the aggregate position held by Client Accounts in that security, or if the Firm or any of its personnel has material, non-public information regarding that security or if trading in that security should be restricted for any other reason (“Restricted List”). The Restricted List is confidential and no information about the Restricted List may be disclosed to anyone outside of the Firm.

The Restricted List will be updated periodically in the SCT system. If an Access Person submits a pre-clearance for a security that is on the restricted list the pre-clearance will be automatically denied by the SCT system.

If an Access Person does not submit a pre-clearance and executes a trade for a security that is on the restricted list the trade will be flagged as a restricted list exception when the trade data is received from the broker.

Additionally, no Access Persons may engage in any trading activity with respect to a security, or an option, derivative or convertible instrument related to that security, while that security is on the Restricted List.

Below are the general guidelines for determining if a security is placed on the Restricted List.

•	All Equity, Closed-end Fund or ETF trades in a CNR Equity Mutual Fund Portfolio must be added to the Restricted List before the trade is executed.
•	Any Equity, Closed-end Fund or ETF Security that is being evaluated for addition or removal from a CNR Equity Mutual Fund is added to the Restricted List as soon as it is selected for analysis.

IX.	REPORTING VIOLATIONS & REMEDIAL ACTIONS

All Supervised Persons shall promptly report to their supervisor, the CCO or a member of the Firm’s senior management all apparent violations of the Code. It is a violation of the Code for a Supervised Person to not report a violation that he or she is aware of and may result in disciplinary action up to and including termination depending on the severity and circumstances of the unreported violation.

A.	Funds Reporting Requirements
•	Any person, including an employee of the Funds (“Reporting Person”) who has concerns regarding a potential violation is encouraged to report that information to either: the Funds’ CCO (“CCO”) or the Chair of the Audit Committee. For example, a potential violation may include questionable accounting, internal accounting controls, or auditing matters involving the Funds. A potential violations also may include any violation of the Funds’ code of ethics or other Funds policy or procedure.
•	Upon receiving information about a potential violation, the CCO or the Chair of the Audit Committee, as applicable, shall inform the other and the Chairman of the Board of Trustees (“Chairman”) of the report.
•	The CCO shall conduct a preliminary investigation to determine whether the information reported can be substantiated and shall promptly inform the Chair of the Audit Committee and the Chairman of the results of that investigation. If the preliminary investigation indicates that the report may have merit, the CCO shall conduct a thorough investigation and apprise the Chair of the Audit Committee and the Chairman of the progress and results of that inquiry.
•	If the report involves a potential violation by the CCO, the Chair of the Audit Committee shall conduct the preliminary and final investigation.
•	Where appropriate, the CCO or the Chair of the Audit Committee shall report details of the potential violation to the person under investigation, senior management, the Audit Committee, and/or regulatory and law enforcement authorities if required. In providing that information, the CCO and Chair of the Audit Committee shall ensure that the integrity of the inquiry and possible action by regulatory and law enforcement authorities are not compromised.
•	At the conclusion of an investigation, the CCO or the Chair of the Audit Committee shall inform the Reporting Person of the disposition of the reported potential violation. The Chair of the Audit Committee shall inform the Board of Trustees of all reported potential violations and the disposition of those reports.
•	A Reporting Person may report to regulatory and law enforcement authorities a potential violation of law that might also be covered by this reporting procedure. Nothing in this Code of Ethics is intended to prevent a Reporting Person from making such a report.

X.          PERSONAL TRADING VIOLATIONS

The personal trading violations matrix is used as a guideline for determining the penalties and/or sanctions assessed on Supervised Persons who violate the personal trading rules outlined in the CNR Code of Ethics.

Personal Trading Violations Matrix

Infraction	1st Violation	2nd Violation	3rd Violation +
• Front-running • Holding Period • Missing Pre-clearance • Restricted List • Personal Trading in an undisclosed brokerage account • Insider Trading • Trading Frequency • Trading in IPO’s

1. Verbal counseling and written warning (email).

Additional penalties may include any of the following depending on severity of the infraction:

•  Cancelation of trade.

•  Disgorgement of profits.

•  Suspension of personal trading privileges.

•  Monetary fine.

•  Termination

1. Verbal counseling and Compliance Memorandum of Reminder documenting violation.

2.  Remedial Compliance Training.

Additional penalties may include any of the following depending on severity of the infraction:

•  Cancelation of trade.

•  Disgorgement of profits.

•  Suspension of personal trading privileges.

•  Monetary fine.

•  Termination

1.   Verbal counseling and Compliance Memorandum of Caution documenting violation & placed in personnel file.

2.   Formal Corrective Compliance Training.

Additional penalties may include any of the following depending on severity of the infraction:

•  Cancelation of trade.

•  Disgorgement of profits.

•  Suspension of personal trading privileges.

•  Monetary fine.

•  Termination

Penalties listed in the Personal Trading Violations Matrix will be applied based on the severity of the infraction.

Depending on the severity of the infraction a Supervised Person may receive multiple penalties up to and including termination.

Prior personal trading violations will be taken into consideration when determining the penalty to be administered. A more severe penalty may be given based on multiple infractions up to and including termination.

All personal trading violations are Code of Ethics violations. Compliance along with the Firm’s senior management shall determine the appropriate penalty(s) to be imposed using the Personal Trading Violations Matrix as a guideline and may exercise discretion when assigning penalties. Penalties may be increased or reduced depending on the situation and circumstances. Personal trading suspensions can range from 30 to 180 days.

Note: Any fines imposed on an Access Person shall be paid to a pre-approved City National Bank charity.

XI.	LATE AFFIRMATIONS

Failure to complete the required affirmations by the due date will be documented and will result in disciplinary action.

Below are the Late Affirmation Guidelines. These guidelines will be used to determine the penalties and/or sanctions for Supervised Persons that complete their affirmations late.

Late Affirmation Guidelines

Type of Infraction	1st Time Late	2nd Time Late	3rd Time Late
• Affirmations are completed late.	• Verbal reminder and email warning.	• Verbal counseling and Memorandum of Reminder.	• Verbal counseling and Memorandum of Caution. • Suspension of personal trading privileges.

Ongoing or multiple failures to complete the required affirmations on time may result in a Supervised Person’s personal trading privileges being suspended for a period of time. The length of the suspension will depend on the severity and/or frequency of the infraction. Personal trading suspensions can range from 30 to 180 days.

Please note that these are general guidelines. The CCO has the discretion to increase or reduce the penalty for an infraction if the circumstances are warranted.

XII.	INTERPRETATIONS & EXCEPTIONS

Any questions regarding the applicability, meaning or administration of this Code shall be referred by the person concerned in advance of any contemplated transaction to the CCO. Exemptions may be granted by the CCO, if, in his or her judgment, the fundamental obligation of the person involved is not compromised. The CCO may consult with an appropriate member of CNR’s management on interpretive questions and exemptions. The CCO’s personal securities transactions, outside business activities and any other reportable events shall be reported to, and reviewed by, the CCO of City National’s Wealth Management Division or their designee.

XIII.	CERTIFICATE OF RECEIPT & COMPLIANCE

All Supervised Persons are required to acknowledge receipt of a copy of this Code and to certify upon commencement of your employment or the effective date of this Code, whichever occurs later, and annually or upon a material amendment of the Code thereafter, that you have read and understand this Code and recognize that you are subject to this Code. Each certificate will also state that you have complied with the requirements of this Code during the prior year, and, if required, that you have disclosed, reported, or caused to be reported all transactions during the prior year in Covered Securities of which you had or acquired Beneficial Ownership.

Annually, the CCO of the Funds shall provide the Funds’ Board of Trustees with a written summary by its investment adviser and the Funds’ sub-advisers that (a) describes any issues arising under their codes of ethics or procedures since the last report to the board, including, but not limited to, information about material violations of the codes or procedures and sanctions imposed in response to the material violations; and (b) certifies that each of the Funds and its investment adviser and sub-advisers has adopted procedures reasonably necessary to prevent Access Persons from violating their respective code of ethics.

XIV.	OTHER BUSINESS CONDUCT

“Pay to Play” and Political Contributions by Covered Associates

“Pay to play” refers to improper contributions and expenditures made by investment advisers and their covered associates for the purpose of obtaining or retaining investment advisory business. Improper contributions and expenditures can occur, for example, when businesses that submit bids for public contracts make political contributions to elected officials with the intent of influencing the selection process. As a matter of policy and practice and consistent with the requirements of Rule 206(4)-5 under the Investment Advisers Act of 1940, as amended, CNR has adopted the following procedures, which are reasonably designed to prevent violations of the rule.

1.	Definitions. For the purposes of compliance with this policy, the following definitions shall apply:
a.	“contribution” means:
(i)	a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election; and
(ii)	“transition” or “inaugural” expenses incurred by a successful candidate for state or local office.
b.	“covered associate” means all CNR Supervised Persons.
c.	“covered investment pool” means a registered investment company that is an investment option of a plan or program of a government entity.
d.	“government entity” means any state or political subdivision of a state, including:
(i)	Any agency, authority, or instrumentality of the state or political subdivision;
(ii)	A pool of assets sponsored or established by the state or political subdivision or any agency, authority, or instrumentality thereof, including a defined benefit plan or a state general fund;
(iii)	A plan or program of a government entity; or
(iv)	officers, agents, or employees of the state or political subdivision or any agency, authority, or instrumentality thereof, acting in their official capacity.
e.	“official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate, or successful candidate for elective office of a government entity if the office:
(i)	is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or

(ii)	has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.
2.	Policy. CNR, its covered associates, and all political action committees (“PACs”) controlled by CNR or its covered associates are prohibited from:
a.	making or soliciting political contributions where the purpose is to assist CNR in obtaining or retaining business;
b.	soliciting or coordinating contributions to an official of a government entity to which CNR provides or seeks to provide advisory services (including by making contributions through spouses, sponsoring certain fundraisers or asking another person to make contributions on the first person’s behalf);
c.	making payments (meaning any gift, subscription, loan, advance or deposit of money, or anything of value) to a political party of a state or locality where CNR provides or seeks to provide advisory services to a government entity;
d.	paying anyone to solicit business for CNR from a government entity unless the solicitor is subject to regulations that prohibit engagement in pay-to-play practices or is an employee of CNR; and
e.	taking any indirect action that, if taken directly, would violate any of these prohibitions.
3.	Limitations on Political Contributions Covered associates who are entitled to vote in an election are prohibited from making a political contribution in excess of $250.00 to a government official who is a candidate for office in such election. In addition, covered associates who are not entitled to vote in an election are prohibited from making political contributions to a government official in an election for office to which the official is a candidate in excess of $150, per election.

This limitation does not extend to candidates for federal office, unless the candidate is an office holder of a state or other political subdivision (i.e., city, county, etc.). Therefore, except for those candidates described in the prior sentence, Covered associates may make a political contribution, without limit, to a candidate for the U.S. House of Representatives, the U.S. Senate or President of the United States.

4.	New Employees Any contributions made by a new covered associate prior to employment will be subject to this policy. A new covered associate must complete an initial certification and disclose any political contributions or solicitations of political contributions that occurred during the previous two years.
5.	Reporting All political contributions made by covered associates are reportable quarterly. Each covered associate must submit a certification quarterly within 30 days after the end of each calendar quarter, unless the CCO requests that certifications be completed more frequently as he/she deems necessary.

6.	Recordkeeping CNR shall make and keep the following records, in a manner consistent with its current recordkeeping policies, to extent that it has one or more government entities as Clients:
a.	The names, titles, and business and residential addresses of all employees that the Firm deems to be “covered associates” under the Political Contribution Rule.
b.	All contributions made, whether directly or indirectly, by the Firm or any of its covered associates to an official of a government entity.
c.	All payments made, whether directly or indirectly, by the Firm or any of its covered associates to a political party of a state or political subdivision thereof, or to a political action committee.

Notwithstanding whether CNR has any government entities as Clients, it shall make and keep the following records, in a manner consistent with its current recordkeeping policies:

a.	All government entities to which CNR provides or has provided investment advisory services, or which are or were, investors in any Portfolio or other covered investment pool to which CNR provides or has provided investment advisory services, in the past five years, but not prior to the effective date below.
b.	The name and business address of each “regulated person” to whom the Firm provides or agrees to provide, directly or indirectly, any payment to solicit a government entity for investment advisory services on the Firm’s behalf.

XV.	COMPLIANCE TRAINING

All Supervised Persons may be required to participate in various technical training events throughout the year.

All Supervised Persons are required to participate in ongoing compliance training throughout the year, and at a minimum will attend a formal annual compliance training and certify their attendance through the Schwab Compliance Technologies system.

XVI.	CODE OF ETHICS COMMITTEE

A Code of Ethics Committee will be established to ensure that the Code is being administered fairly and appropriately to all Supervised Persons and ensure that conflicts of interests that arise from personal trading, outside business activities, political contributions, business related gifts along with any other conflicts of interest are addressed appropriately and timely.

The committee will review the periodic Code of Ethics reports, personal trading violations and provide recommendations regarding complex Code of Ethic issues and potential sanctions.

The Committee will meet quarterly and consist of colleagues from various business lines and the Compliance department.

XVII.	CNR FUNDS SUBJECT TO THIS CODE

CNR provides investment advisory services to the Funds, which includes an open-end management investment company currently offering a series of 11 mutual funds listed below. CNR also offers its clients who satisfy certain suitability and eligibility requirements, as applicable, interests in registered closed-end investment funds managed by CNR that are listed below (collectively the CNR Closed-end Funds).

All of the Funds listed below and the Access Persons and Investment Persons associated with these funds are subject to this Code.

CITY NATIONAL ROCHDALE (CNR) OPEN-END MUTUAL FUNDS EQUITY

1.	CNR Dividend & Income Fund
2.	CNR U.S. Core Equity

MONEY MARKET

3.	CNR Government Money Market

FIXED INCOME

4.	CNR California Tax Exempt Bond
5.	CNR Corporate Bond
6.	CNR Fixed Income Opportunities
7.	CNR Government Bond
8.	CNR Intermediate Fixed Income
9.	CNR Municipal High Income
10.	CNR Short Term Emerging Markets Debt

CITY NATIONAL ROCHDALE (CNR) CLOSED-END FUNDS

1.	CNR High Yield Alternative Strategies Master Fund, CNR High Yield Alternative Strategies Fund and CNR High Yield Alternative Strategies Fund TEI (collectively “RHYAS”) – Tender Offer Funds
2.	CNR Structured Claims Fixed Income Fund (“RSCFIF”) - Tender Offer Fund
3.	CNR Select Strategies Fund (“CNRLX”) - Interval Fund
4.	CNR Strategic Credit Fund (CNROX) - Interval Fund

XVIII.	FUND TRUSTEE AND OFFICER REPORTING REQUIREMENTS

CNR Closed-end Funds

Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), contains significant reporting provisions relating to purchases and sales of (and other transactions in) the equity securities of companies whose shares are registered under the Exchange Act by its officers, directors and principal shareholders. Section 30(h) of the Investment Company Act of 1940, as amended (the “1940 Act”), is similar to Section 16 of the Exchange Act but reaches further. Section 30(h) applies the provisions of Section 16 to a closed-end fund’s investment adviser and its affiliates, as well as to officers, trustees and principal shareholders of the fund, and further applies to purchases and sales of (and other transactions in) the securities of all closed-end funds, regardless of whether their securities are registered under the Exchange Act.

Section 16(a) of the Exchange Act and the rules thereunder impose reporting requirements on officers and greater than 10% shareholders of a public company. Section 16(b) requires insiders to disgorge profits from a purchase and sale of such securities within a single six-month period. Insiders must file a Form 3 within 10 days of becoming subject to Section 16. Once the insider becomes subject to Section 16, he/she must report any non-exempt transactions in an issuer’s equity securities on Form 4 by the 10th day of the month following that in which a transaction occurred. Exempt transactions and other transactions not previously reported must be reported on Form 5 within 45 days after the end of the issuer’s fiscal year. In addition to filing the forms with the SEC, copies must be provided to the issuer and any securities exchange where the issuer shares trade.

Under Rule 16a-1(a)(1), shares held by investment advisers and other institutions eligible to file Schedule 13G are not applied toward this 10% threshold if their shares are held for clients in a fiduciary capacity, in the ordinary course of business, and not with the purpose of effecting control of the issuer. Securities held will be applied toward the 10% Beneficial Ownership threshold if these requirements are not met.

Disclosure

Trustees and officers of the CNR closed-end funds are required to disclose their closed-end fund share holdings initially when they are designated as a trustee or officer of the Funds and disclose any purchases or sales of the fund quarterly thereafter.

XIX.	CONTACT INFORMATION

City National Bank Wealth Management CCO: Don Andrews Telephone: (213) 673-8548 Email: Don.Andrews@cnb.com
City National Rochdale Funds CCO Don Andrews Telephone: (213) 673-8548 Email: Don.Andrews@cnb.com
City National Rochdale, LLC CCO Don Delano Telephone: (212) 702-3554 Email: Don.Delano@cnr.com